Financial statements
and notes

Management’s report to the shareholders	The audited consolidated financial statements and all information contained in this annual report are the responsibility of management and the audited consolidated financial statements are approved by the Board of Directors of the Corporation. The financial statements have been prepared by management in accordance with accounting principles generally accepted in Canada and, where appropriate, reflect management’s best estimates and judgments based on currently available information. The Corporation has established an internal audit program and accounting and reporting systems supported by internal controls designed to safeguard assets from loss or unauthorized use and ensure the accuracy of the financial records. The financial information presented throughout this annual report is consistent with the financial statements. KPMG LLP, an independent firm of chartered accountants, has been appointed by the shareholders as external auditors of the Corporation. The Auditors’ Report to the Shareholders, which describes the scope of their examination and expresses their opinion, is presented below.

The Audit Committee of the Board of Directors, whose members are unrelated and independent of management, meets at least four times a year with management, the internal auditors and the external auditors to oversee the discharge of the responsibilities of the respective parties. The Audit Committee reviews the independence of the external auditors, pre-approves audit and permitted non-audit services and reviews the consolidated financial statements and other financial disclosure documents before they are presented to the Board for approval.

Michael M. Wilson	Bruce G. Waterman
President & Chief Executive Officer Calgary, Canada February 11, 2004	Senior Vice President, Finance & Chief Financial Officer

Auditors’ report	We have audited the consolidated balance sheets of Agrium Inc. as at December 31, 2003 and 2002, and the consolidated statements of operations and retained earnings and cash flows for each of the years in the three-year period ended December 31, 2003. These financial statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Corporation as at December 31, 2003 and 2002, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2003, in accordance with Canadian generally accepted accounting principles.

KPMG LLP
Chartered Accountants Calgary, Canada February 11, 2004

Financial statements and notes	Page 58

Consolidated statements of operations
and retained earnings

Years ended December 31	2003	2002	2001

(millions of U.S. dollars, except per share amounts)

Sales	2,630	2,198	2,174

Direct freight	131	115	111

Net sales	2,499	2,083	2,063

Cost of product	1,760	1,564	1,516

Gross profit	739	519	547

Expenses

Selling, general and administrative	286	246	268

Depreciation and amortization	140	148	141

Asset impairment (note 8)	235	–	–

Royalties and other taxes	17	19	22

Other expenses and Argentine charges (note 3)	40	42	85

Earnings before interest expense and income taxes	21	64	31

Interest on long-term debt	58	59	55

Other interest	5	9	19

Loss before income taxes	(42)	(4)	(43)

Current income taxes (recovery) (note 4)	22	(21)	28

Future income taxes (reduction) (note 4)	(43)	17	(26)

Income taxes	(21)	(4)	2

Net loss	(21)	–	(45)

Retained earnings – beginning of year	191	245	315

Change in accounting policy (note 2)	–	(29)	–

Common share dividends declared	(14)	(14)	(13)

Preferred securities charges	(11)	(11)	(12)

Retained earnings – end of year	145	191	245

Loss per share (note 5)

Basic and diluted	(0.25)	(0.08)	(0.49)

See accompanying notes.

Consolidated statements of cash flows

Years ended December 31	2003	2002	2001

(millions of U.S. dollars, except per share amounts)

Operating

Net loss	(21)	–	(45)

Items not affecting cash

Depreciation and amortization	140	148	141

Asset impairment (note 8)	235	–	–

Foreign exchange and Argentine charges	(8)	14	20

Future income taxes (reduction) (note 4)	(43)	17	(26)

Net changes in non-cash working capital

Accounts receivable	(98)	1	52

Inventories	12	43	(66)

Prepaid expenses	(25)	(4)	(2)

Accounts payable and accrued liabilities	12	19	(27)

Income and other taxes payable	(15)	(14)	40

Cash provided by operating activities	189	224	87

Investing

Capital expenditures	(99)	(52)	(164)

Acquisition	–	–	(19)

Decrease (increase) in other assets	3	2	(32)

Proceeds from disposal of assets and investments	12	9	3

Net change in non-cash working capital	26	9	27

Other	7	3	(15)

Cash used in investing activities	(51)	(29)	(200)

Financing

Common shares	6	108	1

Bank indebtedness repayment	(1)	(211)	(97)

Long-term debt issue (repayment)	(27)	(9)	267

Common share dividends paid	(14)	(14)	(13)

Preferred securities charges paid	(11)	(11)	(12)

Cash provided by (used in) financing activities	(47)	(137)	146

Increase in cash and cash equivalents	91	58	33

Cash and cash equivalents – beginning of year	109	51	18

Cash and cash equivalents – end of year	200	109	51

Dividends per common share for the year	0.11	0.11	0.11

Supplemental cash flow disclosure

Interest paid	61	67	72

Income taxes paid (received)	30	(6)	(2)

See accompanying notes.

Financial statements and notes	Page 60

Consolidated balance sheets

	As at December 31	2003	2002

	(millions of U.S. dollars)		Restated (note 2)

	ASSETS

	Current assets

	Cash and cash equivalents	200	109

	Accounts receivable (note 6)	314	187

	Inventories (note 7)	368	353

	Prepaid expenses	60	35

		942	684

	Capital assets (note 8)	1,260	1,422

	Other assets (note 9)	71	85

		2,273	2,191

	LIABILITIES AND SHAREHOLDERS’ EQUITY

	Current liabilities

	Bank indebtedness (note 10)	–	1

	Accounts payable and accrued liabilities (note 11)	404	340

	Current portion of long-term debt (note 12)	121	25

		525	366

	Long-term debt (note 12)

	Recourse debt	503	604

	Non-recourse debt	111	132

		614	736

	Other liabilities (note 13)	181	160

	Future income taxes (note 4)	132	165

		1,452	1,427

	Shareholders’ equity

	Share capital (note 16)

	Authorized: unlimited common shares and preferred securities

	Issued and outstanding:

Common shares:	2003 – 127 million (2002 – 126 million)	490	484

Preferred securities:	eight percent redeemable: 2003 – seven million (2002 – seven million)	172	171

	six percent convertible, redeemable: 2003 – two million (2002 – two million)	50	50

	Contributed surplus	1	–

	Retained earnings	145	191

	Cumulative translation adjustment	(37)	(132)

		821	764

	Commitments (note 18)

	Contingencies (note 19)

		2,273	2,191
See accompanying notes.

APPROVED BY THE BOARD:

Director	Director

Notes to the consolidated
financial statements

1. ACCOUNTING POLICIES

Principles of consolidation and preparation of financial statements
These consolidated financial statements are prepared and reported in U.S. dollars in accordance with accounting principles generally accepted in Canada (Canadian GAAP) and, except as outlined in note 23, are in accordance with accounting principles generally accepted in the United States (U.S. GAAP).

The consolidated financial statements include the accounts of the Corporation and its subsidiaries and the Corporation’s proportionate share of revenues, expenses, assets and liabilities of Profertil S.A. (see note 22). Intercompany transactions and balances are eliminated.

The underlying financial records contain amounts based on informed estimates and best judgments of management. Certain comparative figures have been reclassified to conform to the current year’s presentation.

Cash and cash equivalents
Cash equivalents consist primarily of short-term investments with an original maturity of three months or less and are stated at cost, which approximates fair value.

Inventories
Wholesale inventories, consisting primarily of fertilizers, operating supplies and raw materials, include both direct and indirect production costs and freight to transport the product from the production facility to the final warehouse facility. Fertilizers include the Corporation’s completed product as well as work in process. Operating supplies include catalysts used in the Wholesale production process, materials used for maintenance and repairs and other supplies. Wholesale inventory is valued at the lower of weighted average cost and net realizable value.

Retail inventories are recorded at the lower of purchased cost and net realizable value and include the cost of delivery to move the product to the respective farm centre.

Capital assets
Capital assets are recorded at cost and include the cost of replacements and betterments. Cost is defined as expenditures incurred up to the commencement of commercial production.

Depreciation is calculated using the straight-line method based on the estimated service lives of the respective assets, ranging from three to 25 years.

Management reviews capital assets on an ongoing basis to determine if circumstances indicate impairment in the carrying value or changes in the estimated useful life of the asset. If an impairment has occurred, an impairment charge is recognized as an asset impairment expense in the amount that the carrying value of the asset exceeds its fair value. Where the estimated useful life changes, depreciation is adjusted prospectively.

Facility costs
Costs incurred during the shutdown of a production facility for periodic scheduled maintenance (a turnaround) are deferred and charged to production costs on a straight-line basis over the period until the next scheduled turnaround, generally one to four years. Unamortized costs that will be charged to production costs within one year of the balance sheet date are included in prepaid expenses, and all other costs are included in other assets. Costs incurred during an extended facility shut down, due to market conditions or facility failure, are charged to other expense.

Other assets
Other assets include value-added tax, long-term receivables, deferred financing costs and investments in associated companies.

Value-added tax assets relate to South America operations and are accumulated on the balance sheet as costs are incurred and are recovered against future value-added taxes collected by the Corporation and due to the government.

Financial statements and notes	Page 62

Notes to the consolidated
financial statements

Investments in companies where the Corporation has the ability to exercise significant influence, which is generally evidenced by ownership of between 20 percent and 50 percent of the equity, are carried on the equity basis of accounting. The Corporation’s share of earnings is included in other income. Investments where the Corporation does not exercise significant influence are accounted for using the cost method.

Employee future benefits
The Corporation maintains both defined benefit and defined contribution pension plans in Canada and in the United States, which are both contributory and non-contributory with regard to participants. The majority of employees are members of defined contribution pension plans. The Corporation also maintains certain contributory health care plans and life insurance benefits for retired employees. Benefits from defined benefit plans are based on either years of service and compensation or a rated amount for each year of service. The pension plan and post-retirement benefit costs are determined annually by independent actuaries and include current service costs and a provision for the amortization of prior service costs.

The Corporation has additional non-contributory defined benefit and defined contribution plans for senior management, which provide supplementary pension benefits.

Employee future benefits are funded by the Corporation and obligations are determined using the projected benefit method of actuarial valuation prorated over the projected length of employee service. Employee future benefit costs for current service are charged to earnings in the year incurred. Past service costs, experience gains or losses and the effects of changes in plan assumptions are amortized on a straight-line basis over the expected average remaining service life of the relevant employee group. Contributions by the Corporation to defined contribution employee future benefit plans are expensed as incurred.

Environmental remediation
Environmental costs that relate to current operations may be expensed or capitalized. Expenditures that relate to existing conditions caused by past operations, and that do not contribute to current or future revenue generation, are expensed. Environmental costs are capitalized if the costs extend the life of the property, increase its capacity and/or mitigate or prevent contamination from future operations. Costs are recorded when environmental remediation efforts are probable and the costs can be reasonably estimated based on current law and existing technologies. Estimated costs are based on management’s best estimate of undiscounted future costs.

Asset retirement obligations
The Corporation recognizes asset retirement obligations in the period in which they are incurred if a reasonable estimate of fair value can be determined. The liability is measured at fair value and is adjusted to its present value in subsequent periods through accretion expense. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset.

Future income taxes
Future income taxes are recognized for differences between the carrying values of assets and liabilities and their respective income tax bases. Future income tax assets and liabilities are measured using substantively enacted income tax rates expected to apply to taxable income in the years in which temporary differences are expected to be reversed or settled. The effect on future income tax assets and liabilities of a change in rates is included in earnings in the period during which the change is considered substantively enacted. Future income tax assets are recorded in the financial statements if realization is considered more likely than not.

Revenue recognition
Revenue is recognized when the product is delivered to the customer or when the risks and rewards of ownership are otherwise transferred to the customer. Transportation costs are recovered from the customer through product or service pricing.

Stock-based compensation
The Corporation has several stock-based compensation plans, which are described in note 17. Beginning in 2003, the fair value of stock options and performance share units (PSUs) are expensed over the vesting period. For stock options issued prior to 2003, pro-forma disclosure of the effect on net earnings (loss) and earnings (loss) per share had the fair value been expensed is provided. The liability for stock options that have been expensed is recorded in contributed surplus until the options are exercised. Deferred Share Units (DSUs) to directors and Stock Appreciation Rights (SARs) to employees are expensed to cost of product or selling, general and administration expense when DSUs are issued or SARs thresholds are achieved.

Notes to the consolidated
financial statements

Derivative financial instruments
Derivative financial instruments are used by the Corporation to manage its exposure to commodity price and foreign exchange rate fluctuations. The Corporation enters into natural gas options and swaps to manage exposure to changes in cash flows related to fluctuation in the market prices for natural gas consumed in operations. The Corporation enters into forward exchange contracts and foreign currency options to manage exposure to changes in cash flows in its Canadian operations related to changes in the Canadian/U.S. dollar exchange rate.

These derivative contracts are initiated within the guidelines of the Corporation’s risk management and hedging policies, which require specific authorization for approval and commitment of contracts. The Corporation formally documents all relationships between hedging instruments and hedged items, as well as its risk management objective and strategy for undertaking the hedge transaction.

Hedge accounting is used when there is a high degree of correlation between changes in value of the derivative instrument and the cash flows of the hedged item. The Corporation assesses, both at inception of the hedge and on a quarterly basis, whether the derivatives that are used in hedging transactions are highly correlated to the cash flows of the hedged item. Changes in time value are excluded from the assessment of the hedge correlation.

Derivative contracts accounted for as hedges are not recognized in the consolidated balance sheets. Gains or losses on these contracts, including realized gains and losses on hedging derivative contracts settled prior to maturity, are recognized when the related hedge transaction is recognized. Any portion of the gains or losses that is not highly correlated to the cash flows of the hedged item is recognized in other expenses each period. If correlation ceases, the Corporation discontinues hedge accounting and the gain or loss previously deferred is carried forward and recognized when the hedged transaction is recognized. Any future changes in the market value of the derivative contract are recognized in other expenses in the period of change.

Derivative contracts that do not qualify as hedges are marked to market. Any changes in the market value of the derivative contracts are recorded in other expenses when those changes occur. The fair value of these instruments is recorded as accounts receivable or payable.

Foreign currency translation
The Corporation’s Canadian operations are considered self-sustaining and are translated into U.S. dollars using the current rate method. Under this method, assets and liabilities are translated at period-end exchange rates and items included in the statements of operations and retained earnings and cash flows are translated at the rates in effect at the time of the transaction. The gain or loss on translation is charged to cumulative translation adjustment in shareholders’ equity.

The Corporation’s South America operations are considered integrated and are translated into U.S. dollars using the temporal method. Under this method, monetary assets and liabilities are translated at year-end exchange rates and items included on the statements of operations and cash flows are translated at rates in effect at the time of the transaction. Non-monetary assets and liabilities are translated at historical rates. The gain or loss on translation is charged to the statement of operations as other expense. While South America Wholesale has always been integrated, prior to October 1, 2003, South America Retail was considered self-sustaining and translated into U.S. dollars using the current rate method. Foreign currency translation of South America Retail operations was prospectively changed from the current rate method due to a significant change in economic facts and circumstances. The functional currency changed from the Argentine peso to U.S. dollars. The circumstances supporting the change include the transacting of sales in U.S. dollars and the reduction in banking restrictions in Argentina. From the effective date of change, the exchange gains and losses deferred in the cumulative translation adjustment remain unless there is a return in the Corporation’s investment. The non-monetary balance sheet values at October 1, 2003, became the historic values going forward.

The increase in the cumulative translation adjustment of $95-million (2002 – $33-million decrease) comprises of unrealized currency translation adjustments that arise on the translation to U.S. dollars of assets and liabilities of the Corporation’s self-sustaining operations.

Financial statements and notes	Page 64

Notes to the consolidated
financial statements

2. CHANGES IN ACCOUNTING POLICIES

Stock-based compensation
In the fourth quarter of 2003, the Corporation expensed stock options on a prospective basis effective January 1, 2003. Prospective adoption requires that the fair value of compensation cost related to stock options granted in 2003 be expensed in the financial statements over the vesting period. For stock options granted prior to 2003, the Corporation will continue to provide pro forma disclosure of the effect on net earnings (loss) and earnings (loss) per share had the fair value been expensed.

Asset retirement obligations
Effective January 1, 2003, the Corporation early-adopted the new Canadian accounting standard for asset retirement obligations. Previously, when the cost of site restoration exceeded the salvage value of the asset, the Corporation accrued for site restoration costs systematically to the expected settlement amount in the year the obligation was anticipated to settle. Under the new accounting policy, the Corporation recognizes asset retirement obligations in the period in which they are incurred if a reasonable estimate of fair value can be determined. The liability is measured at discounted fair value and is adjusted to its present value in subsequent periods as accretion expense is recorded. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset, and the asset is depreciated over the asset’s estimated useful life. The change in accounting policy was recorded retroactively. The effect of adoption on the balance sheet as at January 1, 2003 and 2002, is presented below as increases (decreases):

	2003	2002

Asset retirement cost, included in capital assets	28	28

Accumulated depreciation on capital assets	6	4

Asset retirement obligations, included in other liabilities	28	28

Accumulated accretion of asset retirement obligations, included in other liabilities	7	5

Site restoration and reclamation, formerly included in other liabilities	(15)	(9)

Long-term future income tax liabilities	2	–

Opening retained earnings	–	–

Prior period consolidated balance sheets have been restated.

Site restoration and reclamation expense recorded under the accounting policy for prior periods approximated the depreciation and accretion expense under the retroactive application of the new accounting policy. As a result, prior period statements of operations were not restated.

Goodwill and other intangible assets
Effective January 1, 2002, the Corporation adopted the new accounting standard for goodwill. This standard requires that goodwill be subject to an annual impairment test rather than being amortized. In 2002, the Corporation completed the transitional impairment test using a discounted cash flow method for the reporting unit that includes goodwill. The results of the test indicated that goodwill recorded in the Corporation’s phosphate business, which was included in the reportable segment entitled “North America Wholesale”, was impaired. The amount of the impairment represented the entire goodwill balance of $45-million ($29-million net of tax). The resulting impairment loss was recognized as a change in accounting policy and charged to retained earnings as of January 1, 2002.

Notes to the consolidated
financial statements

3. OTHER EXPENSES AND ARGENTINE CHARGES

	2003	2002	2001

Interest	(5)	–	(10)

Facility costs	10	8	15

Performance incentives	9	–	–

Environmental remediation and accretion of asset retirement obligation	6	10	8

Foreign exchange and Argentine charges (a)	(8)	14	20

U.S. dollar forced conversion (b)	–	(10)	29

Other	28	20	23

	40	42	85

(a)	The Corporation translates foreign exchange gains (losses) arising on U.S. dollar working capital items in Canadian and South American self-sustaining subsidiaries. Translation also includes foreign exchange gains (losses) arising on the translation of integrated subsidiaries.
(b)	At December 31, 2001, a charge was recorded against working capital and was made up primarily of accounts receivable in South America Retail. This reflected the anticipated impact of the contract index law, legislating conversion of all U.S. dollar debts to Argentine pesos on a one-to-one basis, representing forced conversion of a portion of the Corporation’s U.S. dollar assets in Argentina. During 2002, South America Retail collected receivables at rates better than anticipated and recovered $10-million of the $29-million charge recorded at December 31, 2001.

4. INCOME TAXES

The major factors that caused variations from the expected combined Canadian federal and provincial statutory income tax rates were the following:

	2003	2002	2001

Earnings (loss) before income taxes

Canadian	66	(35)	(22)

Foreign	(108)	31	(21)

	(42)	(4)	(43)

Statutory rate (%)	42	43	44

Income taxes at statutory rates	(18)	(2)	(19)

Recognition of previously unrecognized tax assets	(13)	(4)	(4)

Differences in foreign tax rates	(5)	(10)	(10)

Manufacturing and processing allowance	(5)	6	5

Resource royalties and allowances	6	1	4

Foreign exchange gains relating to Canadian and Argentine operations	9	–	–

Argentine charges	–	2	22

Other	5	3	4

Income taxes	(21)	(4)	2

Current

Canadian	(2)	(4)	26

Foreign	24	(17)	2

	22	(21)	28

Future

Canadian	43	–	(33)

Foreign	(86)	17	7

	(43)	17	(26)

	(21)	(4)	2

Financial statements and notes	Page 66

Notes to the consolidated
financial statements

The significant components of future income tax liabilities and assets at December 31 are as follows:

	2003	2002

Future income tax liabilities		Restated (note 2)

Depreciation and amortization	190	252

Partnership deferral	60	24

Other	39	24

Total future income tax liabilities	289	300

Future income tax assets

Loss carry forwards expiring through 2011	101	111

Asset retirement obligation and environmental liabilities	44	39

Receivable allowances and accrued liabilities	21	17

Employee future benefits	16	15

Other	16	18

Future income tax assets before valuation allowance	198	200

Valuation allowance	(41)	(65)

Total future income tax assets, net of valuation allowance	157	135

Net future income tax liabilities	132	165

5. LOSS PER SHARE

The following table summarizes the computation of net loss per share:

	2003	2002	2001

Numerator

Net loss	(21)	–	(45)

Preferred securities charges (a)	(11)	(11)	(12)

Numerator for basic loss per share	(32)	(11)	(57)

Preferred securities charges (a)	–	–	–

Numerator for diluted loss per share	(32)	(11)	(57)

Denominator

Weighted average denominator for basic loss per share	126	123	115

Dilutive instruments (b)

Stock options (c)	–	–	–

Preferred securities converted to common shares

$175-million, eight percent (d)	–	–	–

$50-million, six percent (e)	–	–	–

Denominator for diluted loss per share	126	123	115

Basic loss per share	(0.25)	(0.08)	(0.49)

Diluted loss per share	(0.25)	(0.08)	(0.49)

(a)	Under Canadian GAAP the preferred securities (note 16) are considered equity instruments. The preferred securities charges that have been charged to retained earnings are deducted from net earnings (loss) for the computation of basic earnings (loss) per share. For diluted earnings (loss) per share, these preferred securities charges are added back when the impact of the equity instrument is dilutive to basic earnings (loss) per share.
(b)	For diluted earnings (loss) per share, these dilutive instruments are added back only when the impact of the instrument is dilutive to basic earnings (loss) per share.

Notes to the consolidated
financial statements

(c)	Stock options, using the treasury stock method, with an average share price less than or equal to the average share price during the year are considered dilutive and potential common share equivalents are considered outstanding. At December 31, 2003, there were nine million antidilutive stock options (2002 – nine million; 2001 – eight million) that could be dilutive in the future.
(d)	This series of preferred securities is redeemable at the option of the Corporation. The redemption price may be paid by delivering common shares as disclosed in note 16. At December 31, 2003, there were seven million antidilutive preferred securities (2002 – seven million; 2001 – seven million) that could be dilutive in the future.
(e)	This series of preferred securities is convertible to common shares as disclosed in note 16. At December 31, 2003, there were two million antidilutive preferred securities (2002 – two million; 2001 – two million) that were converted to common shares in January 2004.

6. ACCOUNTS RECEIVABLE

	2003	2002

Trade accounts	297	180

Allowance for doubtful accounts	(16)	(20)

Rebates and other non-trade accounts	25	25

Income and other taxes	7	–

Other	1	2

	314	187

On an ongoing basis, certain of the Corporation’s U.S. subsidiaries sell their accounts receivable balances to a subsidiary of the Corporation. The subsidiary has an agreement to sell to a financial institution, on an ongoing basis, an undivided percentage interest in this designated pool of receivables, on a non-recourse basis, in an amount not to exceed $125-million. The Corporation has granted a security interest to the financial institution for the sold receivables. The fees and expenses are calculated based on the receivables sold and the prevailing commercial paper rate. The agreement expires in December 2007 and may be terminated earlier by either Agrium with proper notice or the financial institution provided certain conditions are met.

Servicing of the receivables sold is performed by a U.S. subsidiary of the Corporation which charges a fee of two percent of the pool balances. At December 31, 2003, the accounts receivable balances sold were $-nil (2002 – $114-million).

Average monthly receivables sold, fees and expenses incurred on this program for the years ended December 31, were as follows:

	2003	2002	2001

Average monthly receivables sold	50	98	98

Fees and expenses paid	1	3	4

7. INVENTORIES

	2003	2002

North America Wholesale

Fertilizers	98	110

Operating supplies	72	67

Raw materials	25	24

	195	201

North America Retail

Fertilizers	63	47

Chemicals	76	70

Other	15	15

	154	132

South America Wholesale	7	7

South America Retail	12	13

	368	353

Financial statements and notes	Page 68

Notes to the consolidated
financial statements

8. CAPITAL ASSETS

				2002
	2003			Restated (note 2)

		Accumulated			Accumulated
		Depreciation	Net		Depreciation	Net
		and	Book		and	Book
	Cost	Amortization	Value	Cost	Amortization	Value

Land	28	–	28	28	–	28

Buildings and improvements	308	157	151	305	132	173

Machinery and equipment	2,020	1,020	1,000	2,035	871	1,164

Other	110	29	81	81	24	57

	2,466	1,206	1,260	2,449	1,027	1,422

In the fourth quarter of 2003, the Corporation’s Kenai, Alaska, nitrogen facility in the North America Wholesale business unit was determined to be impaired in the amount of $235-million ($140-million net of tax). The asset impairment was calculated as the difference between the carrying amount and the fair value of the Alaskan nitrogen facility. The impairment loss was proportionately allocated to reduce the cost base of the asset categories above.

9. OTHER ASSETS

	2003	2002

South America value-added tax and other costs	34	49

Long-term receivables	9	10

Long-term investments	12	13

Other	16	13

	71	85

10. BANK INDEBTEDNESS

Agrium Inc.
The Corporation has a $225-million, 364-day syndicated revolving credit facility due in May 2004. This facility contains a 1.5-year term-out provision exercisable at the Corporation’s option. Under this option the Corporation can convert the facility into a term lending arrangement following expiration of the 364-day revolving period. Agrium U.S. Inc., a subsidiary of the Corporation, guarantees this facility. Interest rates are at either LIBOR plus a spread, bankers’ acceptance rate plus a spread or a base rate established by the bank plus variable spreads, at the election of the Corporation. The loan agreements require the Corporation to maintain certain financial ratios and other covenants.

Agrium U.S. Inc.
The Corporation’s wholly owned subsidiary, Agrium U.S. Inc., has a base revolving credit facility of up to $56-million, which expires December 4, 2004. This facility is guaranteed by the Corporation and requires the Corporation to maintain certain financial ratios and other covenants.

Profertil S.A.
Profertil has access to limited short-term borrowings from Argentine financial institutions at prevailing interest rates, based on LIBOR, to fund working capital requirements.

Notes to the consolidated
financial statements

11. ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

	2003	2002

Trade	161	172

Accrued liabilities	229	152

Accrued interest payable	14	16

	404	340

12. LONG-TERM DEBT

	2003	2002

Recourse debt

Unsecured

6.86% senior notes due December 29, 2004 to 2007 (a)(c)	60	75

7.06% senior notes due December 29, 2004 to 2010 (b)(c)	100	100

7% debentures due February 1, 2004 (c)	75	75

7.7% debentures due February 1, 2017 (c)	100	100

7.8% debentures due February 1, 2027 (c)	125	125

8.25% debentures due February 15, 2011 (c)	125	125

Secured

Profertil S.A. – other	3	5

Other	20	16

	608	621

Principal repayments due within one year	105	17

	503	604

Non-recourse debt

Secured

Profertil S.A. (d)	127	140

Principal repayments due within one year	16	8

	111	132

(a)	The notes have four remaining equal annual principal repayments, with the next repayment due December 29, 2004. These notes are guaranteed by Agrium U.S. Inc. and require the Corporation to maintain certain financial ratios and other covenants.
(b)	The notes have seven equal annual principal repayments commencing December 29, 2004. These notes are guaranteed by Agrium U.S. Inc. and require the Corporation to maintain certain financial ratios and other covenants.
(c)	These notes and debentures require the Corporation to meet certain financial ratios and other covenants.
(d)	The Corporation’s share of amounts outstanding under the credit agreement at December 31, 2003, is $127-million of which $15-million is repayable within one year. At December 31, 2003, amounts outstanding under the credit agreement are broken into tranches of $115-million, $73-million and $64-million, of which the Corporation’s share is 50 percent. The two smaller tranches accrue interest at the LIBOR rate plus a spread. The $115-million tranche accrues interest at a fixed rate. Principal plus accrued interest is repayable in 14 semi-annual installments. The facility matures December 31, 2010.

This facility became non-recourse to Profertil partners once completion guarantees on the facility had been released in 2001. The Corporation has pledged its shares in Profertil to the bank as security in the event of default. The joint venture partners have also entered into an agreement that limits the transfer of the ownership interests in Profertil for a period of six years commencing from the completion date, which was November 30, 2001.

Financial statements and notes	Page 70

Notes to the consolidated
financial statements

13. OTHER LIABILITIES

	2003	2002

		Restated (note 2)

Asset retirement obligations (notes 2 and 14)	43	35

Environmental remediation	87	79

Employee future benefits (note 15)

Pensions	13	14

Other post-retirement benefits	31	26

Other	7	6

	181	160

14. ASSET RETIREMENT OBLIGATIONS

The Corporation recognizes asset retirement obligations associated with nitrogen, phosphate and potash production facilities, marketing and distribution facilities and phosphate and potash mine assets. These obligations generally relate to dismantlement and site restoration.

A reconciliation between the opening and closing asset retirement obligation balances is provided below:

	2003	2002

		Restated (note 2)

Balance, beginning of year	35	33

Foreign exchange translation	5	–

Accretion, included in other expense	3	2

Balance, end of year	43	35

The Corporation estimates that the undiscounted cash flow required to settle the asset retirement obligation is approximately $180-million, which will be settled between 2004 and 2080.

Notes to the consolidated
financial statements

15. EMPLOYEE FUTURE BENEFITS

The Corporation’s disclosures for employee future benefits for the year ended December 31, 2003, are measured with information from September 30, 2003.

Obligations and assets
The change in accumulated benefit obligations and change in plan assets for the defined benefit pension and post-retirement benefit plans are as follows:

	Defined Benefit			Post-retirement
	Pension Plans			Benefit Plans

	2003	2002	2001	2003	2002	2001

Change in benefit obligations

Balance, beginning of year	105	96	81	31	23	23

Foreign exchange on Canadian obligations	10	–	(4)	2	–	–

Interest and service cost	12	11	9	5	4	3

Actuarial loss (gain)	7	3	5	3	5	(2)

Curtailment	(2)	–	–	–	–	–

Transfer from CAI Retirement Plan (a)	–	–	10	–	–	–

Benefits paid	(5)	(5)	(5)	(1)	(1)	(1)

Balance, end of year	127	105	96	40	31	23

Change in plan assets

Fair value, beginning of year	67	76	78	–	–	–

Foreign exchange on Canadian assets	9	–	(3)	–	–	–

Actual return on plan assets	8	(4)	(6)	–	–	–

Employer contributions	9	–	2	–	–	–

Transfer from CAI Retirement Plan (a)	–	–	10	–	–	–

Benefits paid	(5)	(5)	(5)	–	–	–

Fair value, end of year	88	67	76	–	–	–

Unfunded status	39	38	20	40	31	23

Unrecognized net loss	(28)	(26)	(12)	(8)	(5)	–

Unrecognized prior service cost	–	–	–	(1)	–	–

Accrued employee future benefits	11	12	8	31	26	23

Other assets – prepaid employee future benefits	(2)	(2)	(2)	–	–	–

Other liabilities – pensions (note 13)	13	14	10	31	26	23

	11	12	8	31	26	23

(a)	The assets and liabilities attributable to benefits accrued prior to May 1, 1993, under the Cominco American Incorporated (CAI) Retirement Plan, were transferred to the Corporation in 2001. These assets and liabilities were part of the spin-off of the fertilizer assets that formed the initial public offering to create the Corporation in 1993.

The accumulated benefit obligation at December 31, 2003, is $111-million ($85-million and $80-million for 2002 and 2001 respectively). The estimated aggregate expected contribution to fund the Corporation’s defined benefit plans for the next fiscal year is $8-million to $12-million.

Financial statements and notes	Page 72

Notes to the consolidated
financial statements

Expense
The components of net employee future benefits expense for the Corporation’s pension and post-retirement benefit plans are computed actuarially as follows:

	2003	2002	2001

Defined benefit pension plans

Service cost for benefits earned during the year	5	4	3

Interest cost on projected benefit obligations	7	7	6

Expected return on plan assets	(6)	(6)	(5)

Net amortization and deferral	1	1	–

Net expense	7	6	4

Post-retirement benefit plans

Service cost for benefits earned during the year	3	2	1

Interest cost on projected benefit obligations	2	2	2

Net expense	5	4	3

Defined contribution pension plans	10	7	7

Total expense	22	17	14

Assumptions
Significant actuarial assumptions used in calculating the future benefits obligation and the net employee future benefits expense were as follows:

	Future Benefits Obligation			Future Benefits Expense
(percent)	2003	2002	2001	2003	2002	2001

Defined benefit pension plans

Discount rate	6	7	7	7	7	7

Long-term rate of return on assets	8	8	8	8	8	8

Rate of increase in compensation levels	3	4	5	3	4	5

Post-retirement benefit plans

Discount rate	6	7	7	6	7	7

Health care cost trend rate	12	8	8	12	8	8

The Corporation’s assumption for the long-term rate of return on assets is based on the long-term expectations of inflation, together with the expected long-term real return for each asset class, weighted in accordance with the stated investment policy for the plan. Expectations of real returns and inflation are based on a combination of current market conditions, historical capital market data and future expectations.

Notes to the consolidated
financial statements

A one-percentage point change in the assumed health care cost trend rate would have the following effects:

	One Percentage	One Percentage
	Point Increase	Point Decrease

Effect on accumulated post retirement benefit obligation as of December 31, 2003	5	(4)

Effect on total of service and interest cost	1	(1)

Asset allocation and investment strategy
Defined benefit pension plan asset allocation at December 31, 2003 and 2002, and target allocation for 2004 are as follows:

	Target
(percent)	Allocation	Plan Assets

Asset categories	2004	2003	2002

Equity securities (a)	44 – 69	58	59

Debt securities	28 – 53	40	35

Cash and other	0 – 13	2	6

(a)	Equity securities held by the plans do not include any of the Corporation’s common shares.

The Corporation’s investment strategy for all defined benefit plans is consistent with the 2004 target allocation of plan assets.

16. SHARE CAPITAL

	2003			2002			2001

	Number			Number			Number
	of Shares			of Shares			of Shares
	(millions	)	Amount	(millions	)	Amount	(millions	)	Amount

Common shares

Issued and outstanding, beginning of year	126		484	115		376	115		375

Shares issued, net of issuance costs	–		–	11		106	–		–

Issued on exercise of stock options	1		6	–		2	–		1

Issued and outstanding, end of year	127		490	126		484	115		376

Preferred securities

Issued and outstanding, beginning of year	9		221	9		221	9		221

Amortization of issuance costs	–		1	–		–	–		–

Issued and outstanding, end of year	9		222	9		221	9		221

Total	136		712	135		705	124		597

In March 2002, the Corporation issued 11.2 million common shares at $9.85 per common share. The total proceeds from the issue, net of expenses, were $106-million, and were used to pay down bank indebtedness. Concurrent with this financing, the Corporation’s revolving credit facilities were reduced from $375-million to $281-million and certain related covenants were amended.

Financial statements and notes	Page 74

Notes to the consolidated
financial statements

As at December 31, 2003, the Corporation has two classes of preferred securities issued and outstanding:

(a) $175-million, unsecured eight percent redeemable preferred securities due June 30, 2047
The charges on these securities are payable quarterly in arrears and the Corporation has the right to defer the charges for up to 20 consecutive quarterly periods, subject to certain restrictions. The preferred securities are redeemable at the option of the Corporation, in whole or in part, on or after April 22, 2003, at the principal amount plus accrued and unpaid securities charges (the redemption price) to the date of redemption. The Corporation may, at its option, pay the redemption price or any deferred charges in cash or by issuing common shares and using the proceeds to pay the redemption price or deferred charges.

(b) $50-million, unsecured six percent convertible redeemable preferred securities due September 30, 2030
On December 17, 2003, the Corporation issued a redemption notice on the outstanding $50-million six percent convertible redeemable preferred securities. The holders of the securities had the right to elect conversion of the securities into common shares at a price of $11.9677 per share for a maximum issuance of an additional 4.18 million common shares or accept redemption. The redemption price was 103 percent of the principal amount, plus accrued and unpaid securities charges.

Subsequent to December 31, 2003, all holders of the securities elected to convert the securities into common shares at the stated conversion price.

17. STOCK-BASED COMPENSATION

The Corporation offers stock options, SARs and PSUs to certain employees and DSUs to directors as part of compensation for services rendered.

Stock options
The Corporation has a stock option plan under which the Board of Directors may grant options to officers and employees to acquire common shares. At December 31, 2003, the Board of Directors was authorized to grant options on up to 10 million common shares (2002 – 11 million; 2001 – nine million) on which nine million options (2002 – nine million; 2001 – eight million) had been granted at market value. An option’s maximum term is 10 years. Options are granted throughout the year and vest and become exercisable equally over a four-year period, commencing one year after the grant date. Officers of the Corporation can receive options on the basis of one option for each common share acquired by the officer in the open market, to a maximum of 100,000 options per officer, with the exercise price of each option equal to the purchase price paid for the original share. These options lapse if the officer does not hold 100 percent of the purchased shares on the first anniversary date, 75 percent on the second anniversary date, 50 percent on the third anniversary date and 25 percent on the fourth anniversary date.

Stock option transactions for the respective years were as follows:

	2003				2002				2001

			Weighted Avg.				Weighted Avg.				Weighted Avg.
	Options		Exercise		Options		Exercise		Options		Exercise
	Outstanding		Price		Outstanding		Price		Outstanding		Price
	(millions	)	(C$	)	(millions	)	(C$	)	(millions	)	(C$	)

Outstanding, beginning of year	9		16.21		8		16.20		7		15.52

Granted	1		15.59		1		15.89		1		20.21

Exercised	(1)		13.19		–		10.82		–		13.05

Cancelled	–		18.25		–		18.52		–		18.52

Outstanding, end of year	9		16.31		9		16.21		8		16.20

Exercisable, end of year	6		16.37		6		16.34		5		16.44

Notes to the consolidated
financial statements

As disclosed in note 2, the Corporation began prospectively expensing the fair value of stock options granted in 2003 over their vesting period. In accordance with the prospective method of adoption, the Corporation will continue to record no compensation expense for stock options granted prior to January 1, 2003, and will continue to provide pro forma disclosure of the effect on net loss and loss per share had the fair value been expensed as follows:

	2003		2002		2001

(millions of U.S. dollars, except per share amounts)	As Reported	Pro forma	As Reported	Pro forma	As Reported	Pro forma

Net loss	(21)	(26)	–	(6)	(45)	(51)

Loss per common share

Basic	(0.25)	(0.29)	(0.08)	(0.14)	(0.49)	(0.54)

Diluted	(0.25)	(0.29)	(0.08)	(0.14)	(0.49)	(0.54)

In 2003, the Corporation recognized a total compensation expense of $1-million for stock options granted in 2003.

The fair value of all options have been estimated using a Black Scholes option pricing model and based on the following assumptions:

	2003	2002	2001

Dividend yield (%)	1	1	1

Expected stock price volatility (%)	32	30	38

Risk-free interest rate (%)	4	5	6

Expected life of the options (years)	7	7	7

The weighted average fair value price per share of options granted in the years indicated was as follows: 2003 – C$6.34; 2002 – C$7.87; and 2001 – C$11.25.

The following table summarizes stock options outstanding and exercisable under the plan at December 31, 2003:

	Options Outstanding						Options Exercisable

Range of	Number		Weighted Avg.		Weighted Avg.		Number		Weighted Avg.
Exercise	Outstanding		Remaining		Exercise		Exercisable		Exercise
Prices	at Year End		Contractual Life		Price		at Year End		Price
(C$)	(millions	)	(years	)	(C$	)	(millions	)	(C$	)

Less than 11.86	1		5		11.37		1		11.25

11.86 to 15.85	3		7		13.97		1		12.73

15.86 to 20.15	4		5		17.84		3		18.45

20.16 to 22.15	1		6		20.59		1		20.63

8.75 to 22.15	9		6		16.31		6		16.37

Stock Appreciation Rights
The Corporation has SARs under which all regular employees hired prior to May 5, 2003, are eligible to participate. The plan provides for cash awards based on the appreciation of the Corporation’s common share price over a five-year term ending May 4, 2004. SARs grants were made on May 5, 1999, to all regular employees at that date, with further grants for employees hired after that date on subsequent May 5 anniversaries up to May 5, 2003. The issuance price of the SARs was based on the closing price of the Corporation’s shares on the New York Stock Exchange (NYSE) on the day preceding the relevant grant date.

Financial statements and notes	Page 76

Notes to the consolidated
financial statements

No further grants will be made under this program subsequent to May 5, 2003. The total number of SARs grants outstanding and their issuance price are as follows:

	2003		2002		2001

	SARs		SARs		SARs
	Outstanding	Weighted Avg.	Outstanding	Weighted Avg.	Outstanding	Weighted Avg.
	(millions)	Issue Price	(millions)	Issue Price	(millions)	Issue Price

Outstanding, beginning of year	2	9.53	2	9.51	1	9.01

Granted	–	11.42	–	9.66	1	11.36

Cancelled	–	9.47	–	9.41	–	–

Outstanding, end of year	2	9.94	2	9.53	2	9.51

Twenty-five percent of the SARs vest and are to be paid out upon attainment of four pre-determined price hurdles of $15.00, $22.50, $33.75 and $50.00. In order to satisfy the vesting requirement, the average closing price on the NYSE over a period of 20 trading days is required to equal or exceed the relevant hurdle price. The first vesting point was reached on November 14, 2003, and eligible employees were paid 25 percent of the value of their SARs based on the difference between the issuance price of their rights and $15.00.

The total expense for SARs in 2003 was $3-million. A potential additional expense of $5-million would be incurred if the share price reaches $22.50, $10-million if the share price reaches $33.75 and $17-million if the share price reaches $50 prior to May 5, 2004.

Director’s Deferred Share Unit Plans
The Corporation has two DSU Plans. Under the first plan, directors can elect to have a portion or all of their director’s fees paid in DSUs. The number of DSUs issued is calculated by dividing the director’s fees by the fair market value of the Corporation’s common shares on the date that the fees become payable.

Effective May 2002, the Corporation also implemented a DSU Plan for directors permitting grants at the discretion of the Board of Directors. Under this plan, a specified number of DSUs may be granted to each director upon the approval of the Board of Directors.

Under both plans, the DSUs are fully vested upon being granted but are not paid until a director’s departure from the Board. The issue amount and subsequent changes in the common share price in relation to the DSU’s issue price are recorded as compensation expense and included in selling, general and administrative expenses.

As of December 31, 2003, the fair value of the DSUs outstanding was $1-million (2002 – less than $1-million).

Performance Share Unit Plan
Effective October 2003, a new PSU Plan was approved whereby executive officers and other eligible managers may receive grants of PSUs. The value of each PSU will be based on the value of the Corporation’s common shares on the NYSE. When cash dividends are paid on the common shares of the Corporation, additional PSUs of equivalent value are credited to the designated employee’s account.

PSUs vest on the third anniversary of the grant date, based upon the relative ranking of the Corporation’s total shareholder return over a three-year performance cycle, compared against the total shareholder return over the same period of a peer group of companies. Pay-out ranges between 50 percent of the original PSUs granted, up to 150 percent of the original PSUs granted dependent on total shareholder return over the three-year period. On vesting, the value of PSUs will be payable to the holders in cash. No common shares are issuable to holders of PSUs.

As of December 31, 2003, the fair value of the PSUs outstanding was less than $1-million.

Notes to the consolidated
financial statements

18.  COMMITMENTS

	2004	2005	2006	2007	2008

Cost of product

Operating lease commitments	41	24	18	15	13

Natural gas commitments – North America	508	52	33	11	7

Power, sulphuric acid and other payments	34	23	23	22	21

Profertil natural gas and other	26	30	30	30	30

	609	129	104	78	71

Other

Long-term debt and capital lease repayments	121	49	51	54	38

Total	730	178	155	132	109

The operating lease commitments consist primarily of short-term leases for rail cars and contractual commitments at distribution facilities in North America Wholesale, vehicles and application equipment in North America Retail and office equipment and property leases throughout the Corporation’s operations. The commitments represent the minimum payments in each of the next five years under each agreement. Operating lease payments expensed in 2003 were $39-million (2002 – $28-million; 2001 – $23-million).

The Corporation has entered into a number of agreements with suppliers to guarantee supply of raw materials required in the production processes at its wholesale facilities. Among these are fixed base-price natural gas agreements at the Kenai, Alaska, and Profertil facilities and a co-generation power contract for the Carseland facility, which are included in the commitments, based on the minimum obligations under these contracts. Additionally, the Corporation’s minimum commitments for North American natural gas purchases not under fixed base-price contracts are calculated using the prevailing New York Mercantile Exchange (NYMEX) forward prices at December 31, 2003, adjusted for transportation differentials to each production facility.

The Alaskan nitrogen facility has a natural gas purchase contract with a supplier that expires on the earlier of July 1, 2009, and the satisfaction of the supplier’s delivery obligations thereunder. The delivery price formula is based on a fixed price that is adjusted by the previous year’s average spot U.S. Gulf Coast ammonia price with the adjustment being made on July 1 each year.

The Corporation entered into a power co-generation agreement for its Carseland facility in 2001 that expires December 31, 2021. The minimum commitment under this agreement is to purchase 60 megawatts of power per hour (MWh) for the first 10 years of the agreement and 20 MWh for the remainder of the term. The price for the power is based on a fixed charge adjusted for inflation and a variable charge based on the cost of natural gas, which is provided to the facility for power generation.

Profertil has three firm supply, U.S. dollar denominated natural gas purchase contracts expiring in 2012. Repsol-YPF, our joint venture partner in Profertil, supplies 50 percent of this gas. These contracts, although they are denominated in U.S. dollars, are paid in pesos.

In December 2003, Profertil signed a 10-year U.S. dollar denominated contract with Repsol-YPF for the purchase of additional natural gas. Prices have been set for the period to December 31, 2006.

Financial statements and notes	Page 78

Notes to the consolidated
financial statements

19.  CONTINGENCIES

Contingent purchase price – Kenai, Alaska, nitrogen facility
As part of the cost of the Alaskan nitrogen facility and related U.S. West Coast assets acquisition, the Corporation granted to Union Oil Company of California (Unocal) a right to receive an Earn-out payment pursuant to which Unocal is entitled to receive a payment for each of the six years following the September 30, 2000, closing of the acquisition. The payment is equal to 35 percent of the amount by which certain industry-recognized price commodity indices for ammonia and urea exceed certain forecasted prices for such commodities based on production or capacity volumes of the Alaskan production facilities acquired from Unocal.

At December 31, 2003, the Corporation’s financial statements included an accrual for the estimated amount due to Unocal under this arrangement. This amount is included in accounts payable and accrued liabilities and is recorded as part of the cost to acquire the Alaskan nitrogen facility and related U.S. West Coast assets included in capital assets.

The Corporation has withheld payment of Earn-out amounts which are under dispute. While the Corporation has accrued an amount that reflects an estimate of the disputed Earn-out obligation calculated on actual production, it believes that no amount is payable to Unocal in the event that Unocal fails to meet its obligations under the Alaskan gas contract. The parties also disagree on the calculation of the Earn-out based on different views of the application of a reference price adjustment factor as well as the calculation of the Earn-out based on capacity or actual production, and accordingly, additional Earn-out payments may become due if we are ultimately unsuccessful in the litigation.

On June 10, 2002, the Corporation filed a lawsuit against Unocal seeking compensatory damages and restitution, punitive damages and certain declaratory relief relating to gas supply, the Earn-out and environmental matters. Unocal contemporaneously filed suit against the Corporation claiming damages for breach of contract for non-payment of the Earn-out.

Environmental remediation
The Corporation has contingent environmental liabilities arising out of existing and discontinued operations in respect of which the Corporation has and continues to estimate the costs likely to be incurred in connection with such liabilities. Such contingent environmental liabilities differ from asset retirement obligations and accrued environmental liabilities in that the contingent environmental liabilities are not determinable, the conditions which may give rise to the expenditures are uncertain, and the future expectations of the applicable regulatory authorities are not known. The potential costs that may arise in connection with such liabilities are not included in our provisions until the source and nature of the obligation becomes clear and is reasonably estimable.

Litigation
The outcome of the Unocal dispute is uncertain, and the amounts that may be involved in the event of any determination adverse to the Corporation are not determinable at this time.

The Corporation, in the normal course of business, is also subject to other legal proceedings being brought against it and its subsidiaries. The amounts involved in such legal proceedings are not reasonably estimable, due to uncertainty as to the final outcome, and management does not believe these proceedings in aggregate will have a material adverse effect on the Corporation’s consolidated financial position or results of operations, with the following exceptions.

A personal injury claim against a subsidiary of the Corporation for a material amount was filed in the fourth quarter of 2003. In addition, there are two class action lawsuits against a subsidiary of the Corporation for unspecified damages relating to chemical application. The Corporation is investigating these lawsuits but at this time the potential exposure is indeterminable.

Notes to the consolidated
financial statements

20.  FINANCIAL INSTRUMENTS

Balance sheet financial instruments
The Corporation’s financial instruments recognized in the consolidated balance sheets consist of cash and cash equivalents, accounts receivable, derivative contracts not accounted for as hedges, substantially all current liabilities (except for income taxes payable and future income taxes payable), long-term debt and preferred securities.

The estimated fair values of recognized financial instruments have been determined based on the Corporation’s assessment of available market information and appropriate valuation methodologies; however, these estimates may not necessarily be indicative of the amounts that could be realized or settled in a current market transaction. The fair values of cash and cash equivalents, accounts receivable and current liabilities approximate their carrying amounts due to the short-term maturity of these instruments.

The following table summarizes estimated fair value information about the Corporation’s long-term debt, preferred securities and derivative contracts not accounted for as hedges as at December 31:

Fair value and carrying amount of balance sheet financial instruments

	2003		2002

	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value

Unsecured long-term debt (a)	585	697	600	650

Preferred securities (a)	222	244	221	210

Derivative financial instruments

Foreign currency option and forward contracts (b)	–	–	–	–

Natural gas swap and option contracts (b)	(1)	(1)	(1)	(1)

(a)	The estimated fair value of unsecured long-term debt, including the current portion, and preferred securities is based on the quoted market price of these or similar issues or by discounting cash flows at the rate offered to the corporation for debt and securities of the same remaining maturities.
(b)	The fair values of derivative instruments have been estimated using applicable market rates. These fair values approximate the amount that the Corporation would receive or pay if the instruments were closed out at these dates.

At December 31, 2003, the Corporation had entered into natural gas swap contracts that did not qualify for hedge accounting. The swap contracts represented a notional amount of seven million MMBtu of natural gas (2002 – 16 million MMBtu) with maturities in 2004 and 2005. During 2003, net realized and unrealized losses of $5-million on natural gas swap and option contracts (2002 – $5-million; 2001 – $-nil) that did not qualify for hedge accounting were recorded in other expense.

At December 31, 2003, the Corporation had entered into foreign currency option contracts that did not qualify for hedge accounting. The option contracts represented an underlying amount of C$20-million expiring at various dates in 2004 at exercise prices ranging from C$1.3243 to C$1.3292. During 2003, 2002 and 2001, net realized and unrealized gains of less than $1-million that did not qualify for hedge accounting were recorded in other expense.

Unrecognized derivative financial instruments
The Corporation also enters certain derivative financial instruments, which qualify for hedge accounting and are not recognized in the consolidated balance sheets, as follows:

Natural gas supply hedges
The Corporation purchases substantially all of its natural gas requirements through indexed price contracts with suppliers other than gas supply agreements for its facilities in Alaska and Argentina. The Corporation periodically enters into natural gas swap and option contracts to protect its future earnings and cash flows from the potential adverse impact of rising natural gas prices in the indexed contracts.

The natural gas swap and option contracts do not require the payment of significant net premiums prior to settlement. On settlement, these contracts result in cash receipts or payments by the Corporation for the difference between the contract and market rates for the applicable dollars and volumes hedged during the contract term. Such cash receipts or payments offset corresponding decreases or increases in the Corporation’s natural gas supply costs. Amounts received or paid on settlement are recognized in inventory in the same period as the hedged transaction, and then included in the cost of product when the related inventory is sold.

Financial statements and notes	Page 80

Notes to the consolidated
financial statements

At December 31, 2003, the Corporation had entered into natural gas option contracts which qualified for hedge accounting with an underlying amount of two million MMBtu of natural gas, maturities in 2004 and exercise prices ranging from $6/MMBtu to $7/MMBtu. The Corporation had entered into natural gas swap contracts that qualified for hedge accounting as at December 31, 2003. The notional amount of the natural gas swap contracts outstanding was four million MMBtu with maturities in 2004 and 2005.

During 2003, net realized gains of $12-million on qualifying natural gas derivative contracts (2002 – $37-million net losses) were allocated to inventory. At December 31, 2003, less than $1-million of net realized gains (2002 – $1-million net realized losses) remain in inventory, until the related inventory sells. During 2003, $11-million of net realized gains (2002 – $47-million net realized losses; 2001 – $70-million net realized gains) were recorded as a component of cost of product.

Foreign exchange hedges
The Corporation enters into foreign currency option and forward contracts to fix the exchange rate or a range of exchange rates used to convert a portion of the Canadian operation’s U.S. dollar denominated revenues into Canadian dollars. These revenues are converted into Canadian dollars for purposes of paying the Canadian operation’s Canadian dollar denominated operating costs.

The foreign currency option and forward contracts do not require the payment of significant net premiums prior to settlement. On settlement, these contracts result in cash receipts or payments by the Corporation for the difference between the contract and market rates for the applicable dollars hedged during the contract term. Such cash receipts or payments are recognized in the statement of operations.

At December 31, 2003, the Corporation had entered into foreign currency options that qualified for hedge accounting. The underlying amount of the options was C$40-million with exercise prices ranging from C$1.3243 to C$1.3292 and expiring at various dates in 2004. During 2003, net realized gains on foreign currency options and forward contracts of $7-million (2002 – net realized gains of less than $1-million; 2001 – net realized losses of less than $1-million) were recorded in the statement of operations.

Fair values of unrecognized financial instruments
The fair values of derivative financial instruments that qualify for hedge accounting are the estimated amount that the Corporation would receive (pay) to terminate the contracts. Such amounts were as follows at December 31:

	2003	2002	2001

	Fair	Fair	Fair
	Value	Value	Value

Natural gas swap and option contracts	(1)	7	(21)

Foreign currency option and forward contracts	–	–	–

Commodity contracts
The Corporation enters into commodity contracts, including contracts with fixed or adjustable pricing terms, as a normal course of business. The contracts outstanding at December 31, 2003, are disclosed in note 18. No amounts are recognized in the financial statements related to these contracts until such time as the associated volumes are received.

Counterparty credit risk
Wholesale in both North America and South America sell mainly to large agribusinesses representing a small number of customers. Letters of credit and credit insurance are used to mitigate risk where appropriate.

Retail in both North and South America serve large customer bases dispersed over wide geographic areas in both the United States and Argentina. This geographic diversity, coupled with a concentration of effort on the large financially stable entities, mitigates risk.

The Corporation may be exposed to certain losses in the event that counterparties to the derivative financial instruments are unable to meet the terms of the contracts. The Corporation’s credit exposure is limited to those counterparties holding derivative contracts with positive fair values at the reporting date. The Corporation manages this counterparty credit risk by entering into agreements only with investment grade counterparties in accordance with established counterparty credit approval practices.

Notes to the consolidated
financial statements

21.  SEGMENTATION

The Corporation’s activities are divided geographically and then by functional area into five reportable segments. The segments include four primary operating segments and a fifth non-operating segment for corporate and inter-segment eliminations. The four operating segments are North America Wholesale, North America Retail, South America Wholesale and South America Retail. Wholesale comprises the production and sales of the three primary nutrients: nitrogen, phosphate and potash. Retail comprises the sale of fertilizers, chemicals, seed, custom application services and agronomic consulting. Net sales between segments and countries are accounted for at prices that approximate fair market value.

Segmented net sales, expenses, net working capital, capital assets, total assets and capital expenditures

		North America		South America

	2003	Wholesale	Retail	Wholesale	Retail	Other	Total

Net sales	– external customers	1,377	923	107	92	–	2,499

	– internal customers	88	–	9	–	(97)	–

	Total net sales	1,465	923	116	92	(97)	2,499

	Cost of product	1,106	642	34	75	(97)	1,760

	Gross profit	359	281	82	17	–	739

	Expenses

	Selling, general and administrative	35	208	4	14	25	286

	Depreciation and amortization	99	18	15	1	7	140

	Asset impairment	235	–	–	–	–	235

	Royalties and other taxes	11	5	–	–	1	17

	Other expenses and Argentine charges	28	(14)	–	–	26	40

	Earnings (loss) before interest expense and income taxes	(49)	64	63	2	(59)	21

	Net working capital	465	176	30	43	(297)	417

	Capital assets	896	88	238	7	31	1,260

	Total assets	1,553	401	324	70	(75)	2,273

	Capital expenditures	73	12	3	1	10	99

Financial statements and notes	Page 82

Notes to the consolidated
financial statements

		North America		South America

	2002 Restated (note 2)	Wholesale	Retail	Wholesale	Retail	Other	Total

Net sales	– external customers	1,094	849	60	80	–	2,083

	– internal customers	78	–	4	–	(82)	–

	Total net sales	1,172	849	64	80	(82)	2,083

	Cost of product	976	593	28	50	(83)	1,564

	Gross profit	196	256	36	30	1	519

	Expenses

	Selling, general and administrative	24	191	4	8	19	246

	Depreciation and amortization	102	20	18	1	7	148

	Royalties and other taxes	13	5	–	–	1	19

	Other expenses and Argentine charges	17	(12)	16	(4)	25	42

	Earnings (loss) before interest expense and income taxes	40	52	(2)	25	(51)	64

	Net working capital	310	71	(23)	47	(87)	318

	Capital assets	1,054	96	248	6	18	1,422

	Total assets	1,537	326	314	64	(50)	2,191

	Capital expenditures	41	10	–	–	1	52

		North America		South America

	2001 Restated (note 2)	Wholesale	Retail	Wholesale	Retail	Other	Total

Net sales	– external customers	1,086	831	63	83	–	2,063

	– internal customers	74	–	8	–	(82)	–

	Total net sales	1,160	831	71	83	(82)	2,063

	Cost of product	925	574	43	58	(84)	1,516

	Gross profit	235	257	28	25	2	547

	Expenses

	Selling, general and administrative	33	193	7	16	19	268

	Depreciation and amortization	96	20	13	5	7	141

	Royalties and other taxes	16	5	–	–	1	22

	Other expenses and Argentine charges	26	(12)	26	30	15	85

	Earnings (loss) before interest expense and income taxes	64	51	(18)	(26)	(40)	31

	Net working capital	267	37	(30)	45	(196)	123

	Capital assets	1,111	106	262	15	24	1,518

	Total assets	1,649	316	346	73	14	2,398

	Capital expenditures	126	14	18	3	3	164

Notes to the consolidated
financial statements

Net sales and gross profit by business segment and product line

	2003			2002			2001

	Net	Cost of	Gross	Net	Cost of	Gross	Net	Cost of	Gross
	Sales	Product	Profit	Sales	Product	Profit	Sales	Product	Profit

North America Wholesale

Nitrogen

Ammonia	382	286	96	242	222	20	323	239	84

Urea	423	323	100	330	292	38	304	253	51

Other	168	136	32	140	135	5	150	135	15

	973	745	228	712	649	63	777	627	150

Phosphate	261	217	44	239	202	37	179	173	6

Potash	160	99	61	158	91	67	138	80	58

Sulphate and other products	71	45	26	63	34	29	66	45	21

	1,465	1,106	359	1,172	976	196	1,160	925	235

North America Retail

Fertilizers	402	292	110	366	265	101	386	278	108

Chemicals	399	288	111	361	266	95	336	245	91

Other products and services	122	62	60	122	62	60	109	51	58

	923	642	281	849	593	256	831	574	257

South America Wholesale

Nitrogen	111	31	80	61	26	35	68	41	27

Other products and services	5	3	2	3	2	1	3	2	1

	116	34	82	64	28	36	71	43	28

South America Retail

Fertilizers	66	59	7	53	31	22	57	38	19

Other products and services	26	16	10	27	19	8	26	20	6

	92	75	17	80	50	30	83	58	25

Other – inter-segment eliminations	(97)	(97)	–	(82)	(83)	1	(82)	(84)	2

Total	2,499	1,760	739	2,083	1,564	519	2,063	1,516	547

Net sales by market destination and assets by country

	2003			2002 Restated (note 2)			2001 Restated (note 2)

	Net	Capital		Net	Capital		Net	Capital
	Sales	Assets	Goodwill	Sales	Assets	Goodwill	Sales	Assets	Goodwill

Canada	580	641	–	403	537	–	383	552	–

United States	1,557	374	–	1,425	630	–	1,385	690	45

Argentina	162	245	–	118	255	–	121	276	–

Other	200	–	–	137	–	–	174	–	–

	2,499	1,260	–	2,083	1,422	–	2,063	1,518	45

Financial statements and notes	Page 84

Notes to the consolidated
financial statements

22.  PROFERTIL

The Corporation has a 50 percent ownership interest in Profertil S.A. (Profertil), a joint venture with Repsol-YPF S.A. This investment is recorded as “South America Wholesale” operating segment in note 21. A contractual agreement exists between the Corporation and the joint venture partner, which establishes joint control over Profertil, and therefore the Corporation’s interest is accounted for using the proportionate consolidation method.

A summary of the Corporation’s 50 percent interest in the joint venture at December 31 is as follows:

Balance Sheets	2003	2002

Assets

Cash and cash equivalents	44	18

Accounts receivable	18	5

Inventories and prepaid expenses	8	7

Capital assets	238	248

Other assets	18	36

	326	314

Liabilities

Accounts payable and current portion of long-term debt	39	52

Income and other taxes	2	1

Long-term debt (note 12)	114	135

Future income taxes	(2)	(3)

	153	185

Proportionate share of net assets of joint venture	173	129

Statement of Operations	2003	2002	2001

Net sales	116	64	71

Cost of product	34	28	43

Gross profit	82	36	28

Selling, general and administrative expenses	4	4	7

Depreciation	15	18	13

Other expenses and Argentine charges	–	16	26

Earnings (loss) before interest expense and income taxes	63	(2)	(18)

Interest expense	16	15	16

Income taxes	4	–	(4)

Proportionate share of net earnings (loss) of joint venture	43	(17)	(30)

Statement of Cash Flows	2003	2002	2001

Operating activities	25	27	(6)

Investing activities	17	(5)	(39)

Financing activities	(15)	(17)	58

Proportionate share of increase in cash of joint venture	27	5	13

Consolidated retained earnings of the Corporation include losses from Profertil in the amount of $6-million for the year ended December 31, 2003 (2002 – $49-million).

Commitments presented in note 18 include the Corporation’s 50 percent share in the commitments of Profertil.

Notes to the consolidated
financial statements

23.	DIFFERENCES BETWEEN ACCOUNTING PRINCIPLES GENERALLY ACCEPTED IN CANADA AND THE UNITED STATES

The Corporation’s consolidated financial statements are prepared in accordance with Canadian GAAP. These principles differ in certain respects from those applicable under U.S. GAAP. If U.S. GAAP were applied, the net loss in each year would be adjusted as follows:

Consolidated Statements of Operations	2003	2002	2001

Net loss based on Canadian GAAP	(21)	–	(45)

Adjustments

Preferred securities charges, net of tax (a)	(11)	(11)	(12)

Deferred tax on foreign exchange translation of preferred securities (a)	(5)	–	–

Other	(1)	1	–

Net loss before cumulative effect of change in accounting policy	(38)	(10)	(57)

Cumulative effect of change in accounting policy, net of tax (e)	–	(29)	–

Net loss based on U.S. GAAP	(38)	(39)	(57)

Basic and diluted loss per common share based on U.S. GAAP

Loss before cumulative effect of change in accounting policy	(0.30)	(0.08)	(0.49)

Net loss per share	(0.30)	(0.31)	(0.49)

U.S. GAAP requires the disclosure of a statement of comprehensive income. Comprehensive income generally includes net earnings plus the results of certain shareholders’ equity changes not reflected in the statement of operations.

Consolidated Statements of Comprehensive Income	2003	2002	2001

Net loss based on U.S. GAAP	(38)	(39)	(57)

Change in foreign currency translation adjustment (d)	95	(32)	(56)

Change in minimum pension liability adjustment, net of tax (c)	(4)	(6)	–

Change in unrealized gains (losses) on derivative instruments, net of tax (b)	(5)	35	75

Change in realized gains (losses) on derivative instruments included in inventory, net of tax (b)	2	5	(7)

Cumulative effect of change in accounting policy, net of tax (b)	–	–	(105)

Comprehensive income (loss) based on U.S. GAAP	50	(37)	(150)

The cumulative effect of these adjustments on shareholders’ equity of the Corporation is as follows:

	2003	2002

Shareholders’ equity based on Canadian GAAP	821	764

Preferred securities (a)	(222)	(221)

Deferred tax on foreign exchange translation of preferred securities (a)	(5)	–

Unrealized gains (losses) on derivative instruments, net of tax (b)	(1)	5

Realized gains (losses) on derivative instruments included in inventory, net of tax (b)	1	(1)

Additional minimum pension liability, net of tax (c)	(10)	(6)

Other	(3)	(4)

Shareholders’ equity based on U.S. GAAP	581	537

Financial statements and notes	Page 86

Notes to the consolidated
financial statements

Description of significant differences

(a)	Preferred securities – Under Canadian GAAP, the preferred securities are classified as shareholders’ equity and the related annual carrying charges are recorded as a distribution from retained earnings. Under U.S. GAAP, the $175-million preferred securities would be classified as long-term debt, the $50-million preferred securities would be classified as the current portion of long-term debt and the related carrying charges would be recognized as interest expense. Temporary differences arising as a result of the foreign exchange translation of the long-term debt would be recognized as deferred income tax expense. Under U.S. GAAP, in the statement of cash flows, cash flows under the heading “financing” would have increased by $17-million (2002 – $17-million; 2001 – $17-million) and cash flows under the heading “operating” would have decreased by $17-million (2002 – $17-million; 2001 – $17-million).

(b)	Derivative instruments and hedging activities – The Corporation accounts for its derivative instruments under Canadian GAAP as described in note 20. Under U.S. GAAP, generally all derivative instruments must be recognized as assets or liabilities on the balance sheet and measured at fair value. Any portion of the change in fair value of a derivative instrument that qualifies as a cash flow hedge is initially included in the determination of comprehensive income. The gain or loss is subsequently included in earnings in the same period as the hedged item. Any portion of the change in fair value of a derivative instrument that does not qualify for hedge accounting is recognized in earnings immediately.

(c)	Unfunded employee benefits – Under U.S. GAAP an additional minimum liability is recognized if the unfunded employee benefits Accumulated Benefit Obligation exceeds the accrued benefit obligation that is recorded in the balance sheet. This additional liability is recorded as a reduction to other comprehensive income.

(d)	Foreign currency translation adjustment – Under Canadian GAAP, foreign exchange gains and losses on translation of self-sustaining foreign operations are included as a separate component of shareholders’ equity referred to as cumulative translation adjustment. Under U.S. GAAP, such foreign currency translation gains and losses are recorded as comprehensive income.

(e)	Change in accounting policies – Effective January 1, 2002, the Corporation adopted a new standard under each of Canadian GAAP and U.S. GAAP for Goodwill and Other Intangible Assets. The Canadian standard mirrors the U.S. standard except that, under U.S. GAAP, the goodwill impairment calculated on initial adoption of the new policy was charged against earnings in the current period. Under Canadian GAAP, the transitional adoption of the policy was recorded against opening balance of retained earnings in the period of adoption.

(f)	Joint ventures – Under U.S. GAAP, ownership in a joint venture where the venturer does not own more than 50 percent and have a significant influence over the operating activities of the joint venture is to be accounted for using the equity method. Under Canadian GAAP, joint ventures are proportionately consolidated. Net assets and earnings of the Corporation would be the same under either method. Note 22 provides the details of the joint venture as included under Canadian GAAP.

Subsidiaries &
Board committees

PRINCIPAL SUBSIDIARIES
& ASSOCIATED COMPANIES

	COUNTRY OF	OWNERSHIP
	OPERATION	(percent)

AGRIUM, a general partnership	Canada	100

Agrium U.S. Inc.	U.S.	100

Agrium Nitrogen Company	U.S.	100

Nu-West Industries, Inc.	U.S.	100

Crop Production Services, Inc.	U.S.	100

Western Farm Service, Inc.	U.S.	100

Agroservicios Pampeanos S.A.	Argentina	100

Profertil S.A.	Argentina	50

Canpotex Limited	International	33⅓

Viridian Inc.	Canada	100

Viridian Fertilizers Limited	Canada	100

BOARD COMMITTEES

Audit Committee
Harry G. Schaefer FCA, Chair, Ralph S. Cunningham,
Susan A. Henry, Frank W. Proto, Victor J. Zaleschuk CA

The Audit Committee has oversight responsibilities for our accounting and financial reporting processes, the quality and integrity of our financial statements and the effectiveness of our internal controls. The financial statements are the responsibility of management, and the external auditors express an independent opinion on the annual consolidated financial statements, which are then approved by the Board. The Audit Committee is directly responsible for the retention and oversight of the work of the external auditors, who report directly to the Audit Committee. The Audit Committee has a specific Charter that explicitly mandates direct communication with our internal and external auditors independently of management, ongoing review of our external auditors, including recommendations to the Board of the appointment (subject to shareholder approval) and termination of the external auditors, the scope of the audit and audit plans of the internal and external auditors, pre-approval of audit and permitted non-audit services and the role, independence and fees of the external auditors. In addition, the Committee is responsible for overseeing management reporting, internal controls and management information, and reviewing financial risk management issues. This Committee reviews our audited consolidated financial statements and selected corporate disclosure documents, including management’s discussion and analysis contained in our annual report, the annual information form, prospectuses and offering documents, and other major shareholder communications containing significant financial information before they are approved by the Board. It is also responsible for approval of our interim quarterly financial statements and reviews issues relating to legal and regulatory responsibilities to ensure compliance.

The Audit Committee has established procedures for (a) the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters and (b) the confidential, anonymous submissions by our employees of concerns regarding questionable accounting or auditing matters.

The Audit Committee is also required to review its Charter on an annual basis and recommend any appropriate changes to the Board. This Committee met on eight occasions in 2003.

Corporate Governance & Nominating Committee
Frank W. King, Chair, Neil Carragher, D. Grant Devine,
Harry G. Schaefer FCA, T. Don Stacy

The Corporate Governance & Nominating Committee (the CG&N Committee) is responsible to assist the Board in fulfilling its responsibilities with respect to the continuing review and development of our corporate governance system, including our Corporate Governance Guidelines, Code of Business Conduct and Ethics for directors, officers and employees, the Charter for our Board of Directors, as well as Terms of Reference for our Board Chair, the Chief Executive Officer and individual directors. The CG&N Committee is also responsible for the review and recommendation to the Board of our reports on compliance with the governance guidelines, recommendations and requirements of any applicable regulator or securities exchange. The CG&N Committee reviews and recommends compensation for Board and Committee service as well as oversees the administration of the DSU Plans. This Committee is also responsible for the annual evaluations of the overall performance of the Board, the Board Chair, the Committees and individual directors pursuant to an evaluation system that is designed to provide directors with an opportunity each year to examine how the Board is operating and to make suggestions for improvement. The CG&N Committee monitors the relationship between management and the Board to ensure that the Board is able to, and in fact does, function independently of management. This Committee also assists the Board in identifying and recommending qualified individuals to become Board members, provides recommendations as to the size, composition, operation and effectiveness of the Board and its Committees, and identifies and makes recommendations respecting the appointment of members to the Board Committees. The CG&N Committee also develops and implements an orientation and ongoing education program for directors and ensures that Board Committees and individual directors can engage outside advisors. The CG&N Committee is also required to review its Charter on an annual basis and recommend any appropriate changes to the Board. This Committee met on four occasions in 2003.

Subsidiaries & Board committees	Page 88

Human Resources & Compensation Committee
Ralph S. Cunningham, Chair, Neil Carragher, G. Woody MacLaren, T. Don Stacy, Victor J. Zaleschuk CA

The Human Resources & Compensation Committee (the HR&C Committee) is established to assist the Board in fulfilling its responsibilities relating to matters of human resources and compensation, and to establish a plan of continuity and development of senior management. The HR&C Committee has responsibility for overseeing the evaluation of management, reviewing and making recommendations to the Board regarding the appointment of and the compensation arrangements for our executives (including salaries, incentives, equity-based compensation and benefits), as well as reviewing the annual salary policies and programs relating to employees. The Committee also approves the investment objectives and policies of, and any material changes, in our pension plans. The Committee reviews and approves the use of corporate goals and objectives that are relevant to the compensation of our Chief Executive Officer and reviews the performance of the Chief Executive Officer in light of those goals and objectives in order to determine and, together with the other independent directors, approve his compensation. The HR&C Committee reviews our management resources and plans to ensure that we properly provide for appropriate succession plans for executives. The HR&C Committee is also required to review its Charter on an annual basis and recommend any appropriate changes to the Board. This Committee met on five occasions in 2003.

Environment, Health & Safety Committee
D. Grant Devine, Chair, Susan A. Henry, Frank W. King,
G. Woody MacLaren, Frank W. Proto

The Environment, Health & Safety Committee (the EH&S Committee) is responsible to assist the Board in fulfilling its oversight responsibilities relating to environment, health and safety. The EH&S Committee annually reviews and recommends to the Board for approval our Environment, Health & Safety Policy. The Committee monitors environmental, health and safety performance, compliance with legal and regulatory requirements, as well as applicable industry standards relating to environmental, health and safety matters, and reviews the strategies and methods used to improve our environmental, health and safety performance. This Committee also reviews our environmental, health and safety performance goals, management systems implementation, EH&S audit programs and plans, and the status of our remediation projects and provisions. It is the practice of the Committee to arrange at least one visit annually for our Board members to one of our facilities, which includes orientation sessions to personally acquaint members of the Committee and the Board with personnel and operations at our facilities. The Committee also reviews the methods of communicating our environmental, health and safety policies and procedures throughout the organization. The EH&S Committee meets separately with the Director, Environment, Health & Safety and reports to the

Board on such meetings. The EH&S Committee is also required to review its Charter on an annual basis and recommend any appropriate changes to the Board. This Committee met on five occasions in 2003. In addition, we have a corporate environment, health and safety committee comprising members of senior management and chaired by the Senior Vice President, North America Retail, which is responsible for ensuring that we conduct our activities and operate our facilities in an environmentally responsible manner and maintain the integrity of our health and safety policies. We also have established a company-wide Safety Council to review, enhance and ensure a sustained focus on best safety practices throughout the organization.

Officers of the Company

Frank W. Proto
Board Chair

John M. Van Brunt
Board Vice Chair

Michael M. Wilson
President & Chief Executive Officer

Garnet K. Amundson
Vice President & Controller

Dorothy E.A. Bower
Vice President, Strategic Development & Planning

Patrick J. Freeman
Vice President & Treasurer

Richard L. Gearheard
Senior Vice President, North America Retail

James M. Grossett
Vice President, Human Resources

William C. McClung
Vice President, Manufacturing

Leslie A. O’Donoghue
Vice President, General Counsel & Corporate Secretary

Robert J. Rennie
Vice President, Corporate Affairs/South America

Christopher W. Tworek
Vice President, Supply Management

Bruce G. Waterman
Senior Vice President, Finance & Chief Financial Officer

Ron A. Wilkinson
Vice President, Operations & Technology

John D. Yokley
Senior Vice President, Marketing & Distribution

Financial highlights	Supplementary financial, performance and other data	Page 89

The supplementary financial and performance data set out on pages 89-94 below contains certain financial information and other items that are not measures of our

EARNINGS (LOSS) AND OPERATING CASH FLOWS (millions of U.S. dollars, except per share amounts and ratios)

	Q1	Q2	Q3	Q4	2003	Q1	Q2	Q3	Q4	2002	2001	2000	1999

Net sales	372	929	561	637	2,499	318	792	466	507	2,083	2,063	1,873	1,716

Cost of product	261	677	389	433	1,760	247	619	333	365	1,564	1,516	1,326	1,227

Gross profit	111	252	172	204	739	71	173	133	142	519	547	547	489

Gross profit (%)	30	27	31	32	30	22	22	29	28	25	27	29	28

Expenses

Selling, general and administrative	59	74	71	82	286	52	67	64	63	246	268	253	245

Depreciation and amortization	32	35	34	39	140	34	32	42	40	148	141	107	93

Asset impairment	–	–	–	235	235	–	–	–	–	–	–	–	–

Royalties and other taxes	5	4	4	4	17	6	3	5	5	19	22	19	15

Other expenses and Argentine charges	10	9	9	12	40	15	16	3	8	42	85	5	5

Earnings (loss) before interest expense and income taxes	5	130	54	(168)	21	(36)	55	19	26	64	31	163	131

Interest	15	18	15	15	63	19	16	17	16	68	74	37	37

Earnings (loss) before income taxes	(10)	112	39	(183)	(42)	(55)	39	2	10	(4)	(43)	126	94

Income taxes (recovery)	(4)	43	14	(74)	(21)	(19)	16	1	(2)	(4)	2	44	32

Net earnings (loss)	(6)	69	25	(109)	(21)	(36)	23	1	12	–	(45)	82	62

Add (deduct)

Depreciation and amortization	32	35	34	39	140	34	32	42	40	148	141	107	93

Asset impairment	–	–	–	235	235	–	–	–	–	–	–	–	–

Foreign exchange and Argentine charges	(2)	(6)	3	(3)	(8)	12	7	(3)	(2)	14	20	–	–

Future income taxes (recovery)	(4)	14	8	(61)	(43)	(11)	15	–	13	17	(26)	35	(28)

Net change in non-cash working capital	17	(76)	(23)	(32)	(114)	3	(2)	(12)	56	45	(3)	32	33

Cash provided by operating activities	37	36	47	69	189	2	75	28	119	224	87	256	160

EBITDA	37	165	88	106	396	(2)	87	61	66	212	172	270	224

Capital expenditures	9	22	36	32	99	5	3	15	29	52	164	179	234

Basic earnings (loss) per share	(0.07)	0.53	0.18	(0.89)	(0.25)	(0.33)	0.16	(0.01)	0.07	(0.08)	(0.49)	0.65	0.47

Diluted earnings (loss) per share	(0.07)	0.47	0.17	(0.89)	(0.25)	(0.33)	0.15	(0.01)	0.07	(0.08)	(0.49)	0.62	0.46

CONSOLIDATED BALANCE SHEETS (millions of U.S. dollars)
	Q1	Q2	Q3	Q4	2003	Q1	Q2	Q3	Q4	2002	2001	2000	1999

ASSETS

Current asset

Cash and cash equivalents	136	152	171	200	200	8	32	21	109	109	51	18	104

Accounts receivable	198	287	271	314	314	184	243	216	187	187	218	303	268

Inventories	545	405	385	368	368	507	352	336	353	353	400	347	256

Prepaid expenses	29	26	41	60	60	46	14	30	35	35	34	20	15

	908	870	868	942	942	745	641	603	684	684	703	688	643

Capital assets (a)	1,436	1,472	1,476	1,260	1,260	1,486	1,482	1,428	1,422	1,422	1,518	1,498	1,164

Other assets	87	90	85	71	71	111	99	93	85	85	132	150	115

Goodwill	–	–	–	–	–	45	45	–	–	–	45	49	52

	2,431	2,432	2,429	2,273	2,273	2,387	2,267	2,124	2,191	2,191	2,398	2,385	1,974

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities

Bank indebtedness	2	–	–	–	–	74	10	21	1	1	211	308	179

Accounts payable and accrued liabilities	537	411	383	404	404	453	348	275	340	340	362	370	289

Current portion of long-term debt	101	104	104	121	121	6	7	7	25	25	7	1	1

	640	515	487	525	525	533	365	303	366	366	580	679	469

Long-term debt

Recourse debt	530	533	532	503	503	619	623	620	604	604	621	507	497

Non-recourse debt	132	124	125	111	111	141	137	131	132	132	141	–	–

	662	657	657	614	614	760	760	751	736	736	762	507	497

Other liabilities (a)	169	177	174	181	181	163	166	162	160	160	151	134	91

Future income taxes (a)	166	187	194	132	132	150	168	149	165	165	162	197	164

	1,637	1,536	1,512	1,452	1,452	1,606	1,459	1,365	1,427	1,427	1,655	1,517	1,221

Shareholders’ equity

Share capital

Common shares	485	485	485	490	490	482	484	484	484	484	376	375	347

Preferred securities	221	222	222	222	222	221	221	221	221	221	221	221	171

Contributed surplus	–	–	–	1	1	–	–	–	–	–	–	–	–

Retained earnings	182	242	264	145	145	206	220	189	191	191	245	315	255

Cumulative translation adjustment	(94)	(53)	(54)	(37)	(37)	(128)	(117)	(135)	(132)	(132)	(99)	(43)	(20)

	794	896	917	821	821	781	808	759	764	764	743	868	753

	2,431	2,432	2,429	2,273	2,273	2,387	2,267	2,124	2,191	2,191	2,398	2,385	1,974

(a)	Data has been restated to record the effect of adoption of the accounting standard for asset retirement obligations.

Segmented financial information	Supplementary financial, performance and other data	Page 90

SEGMENTED FINANCIAL RESULTS (millions of U.S. dollars, except ratios)

		2003

		North America		South America

		Wholesale	Retail	Wholesale		Retail		Other	Total

Net sales		1,465	923	116		92		(97)	2,499

Cost of product		1,106	642	34		75		(97)	1,760

Gross profit		359	281	82		17		–	739

Gross profit (%)		25	30	71		18		–	30

Expenses

Selling, general and administrative		35	208	4		14		25	286

Depreciation and amortization		99	18	15		1		7	140

Asset impairment		235	–	–		–		–	235

Royalties and other taxes		11	5	–		–		1	17

Other expenses and Argentine charges		28	(14)	–		–		26	40

Earnings (loss) before interest expense and income taxes		(49)	64	63		2		(59)	21

Interest									63

Earnings (loss) before income taxes									(42)

Income taxes (recovery)									(21)

Net earnings (loss)									(21)

Capital expenditures		73	12	3		1		10	99

NET SALES AND GROSS PROFIT BY BUSINESS SEGMENT AND PRODUCT LINE (millions of U.S. dollars, except margin per tonne amounts, ratios, inventory and sales tonnes)
	2003

	Net	Cost of	Gross	Gross		Sales		Margin	Inventory
	Sales	Sales	Profit	Profit (%	)	Tonnes (a	)	($/Tonne )	Tonnes (a )

North America Wholesale

Nitrogen

Ammonia	382	286	96	25		1,555		62	176

Urea	423	323	100	24		2,220		45	128

Other	168	136	32	19		981		33	129

	973	745	228	23		4,756		48	433

Phosphate	261	217	44	17		1,090		40	51

Potash	160	99	61	38		1,662		37	188

Sulphate and other products	71	45	26	37		400		65	115

	1,465	1,106	359	25		7,908		45	787

North America Retail

Fertilizers	402	292	110	27

Chemicals	399	288	111	28

Other products and services	122	62	60	49

	923	642	281	30

South America Wholesale

Nitrogen	111	31	80	72		634		126	43

Other products and services	5	3	2	40

	116	34	82	71

South America Retail

Fertilizers	66	59	7	11

Other products and services	26	16	10	38

	92	75	17	18

Other	(97)	(97)	–	–

Total	2,499	1,760	739	30

(a) 000s of tonnes

NET SALES AND GROSS PROFIT BY MARKET DESTINATION (millions of U.S. dollars, except margin per tonne amounts, ratios and sales tonnes)
	2003

	Net	Cost of	Gross	Gross		Sales		Margin
	Sales	Sales	Profit	Profit (%	)	Tonnes (a	)	($/Tonne )

North America

Nitrogen	775	621	154	20		3,501		44

Phosphate	261	217	44	17		1,090		40

Potash	117	78	39	33		1,092		36

Sulphate and other products	60	36	24	40		298		–

North America Retail	923	642	281	30		–		–

Other	(88)	(88)	–	–		–		–

	2,048	1,506	542	26		5,981

International

Nitrogen	309	155	154	50		1,889		82

Potash	43	21	22	51		570		39

Sulphate and other products	15	12	3	20		102		–

South America Retail	92	75	17	18		–		–

Other	(8)	(9)	1	13		–		–

	451	254	197	44		2,561		–

Total	2,499	1,760	739	30		8,542		–

(a) 000s of tonnes

Supplementary financial, performance and other data	Page 91

SEGMENTED FINANCIAL RESULTS (millions of U.S. dollars, except ratios)

		2002								2001

		North America		South America						North America		South America

		Wholesale	Retail	Wholesale	Retail		Other	Total		Wholesale	Retail	Wholesale	Retail		Other	Total

Net sales		1,172	849	64	80		(82)	2,083		1,160	831	71	83		(82)	2,063

Cost of product		976	593	28	50		(83)	1,564		925	574	43	58		(84)	1,516

Gross profit		196	256	36	30		1	519		235	257	28	25		2	547

Gross profit (%)		17	30	56	38		(1)	25		20	31	39	30		(2)	27

Expenses

Selling, general and administrative		24	191	4	8		19	246		33	193	7	16		19	268

Depreciation and amortization		102	20	18	1		7	148		96	20	13	5		7	141

Asset impairment		–	–	–	–		–	–		–	–	–	–		–	–

Royalties and other taxes		13	5	–	–		1	19		16	5	–	–		1	22

Other expenses and Argentine charges		17	(12)	16	(4)		25	42		26	(12)	26	30		15	85

Earnings (loss) before interest expense and income taxes		40	52	(2)	25		(51)	64		64	51	(18)	(26)		(40)	31

Interest								68								74

Earnings (loss) before income taxes								(4)								(43)

Income taxes (recovery)								(4)								2

Net earnings (loss)								–								(45)

Capital expenditures		41	10	–	–		1	52		126	14	18	3		3	164

NET SALES AND GROSS PROFIT BY BUSINESS SEGMENT AND PRODUCT LINE (millions of U.S. dollars, except margin per tonne amounts, ratios, inventory and sales tonnes)
	2002								2001

	Net	Cost of	Gross	Gross	Sales		Margin	Inventory	Net	Cost of	Gross	Gross	Sales		Margin	Inventory
	Sales	Sales	Profit	Profit (% )	Tonnes (a	)	($/Tonne )	Tonnes (a )	Sales	Sales	Profit	Profit (% )	Tonnes (a	)	($/Tonne )	Tonnes (a )

North America Wholesale

Nitrogen

Ammonia	242	222	20	8	1,543		13	240	323	239	84	26	1,610		52	329

Urea	330	292	38	12	2,517		15	141	304	253	51	17	2,063		25	311

Other	140	135	5	4	1,099		5	219	150	135	15	10	977		15	227

	712	649	63	9	5,159		12	600	777	627	150	19	4,650		32	867

Phosphate	239	202	37	15	1,129		33	82	179	173	6	3	869		7	144

Potash	158	91	67	42	1,598		42	195	138	80	58	42	1,357		43	273

Sulphate and other products	63	34	29	46	397		73	136	66	45	21	32	428		49	97

	1,172	976	196	17	8,283		24	1,013	1,160	925	235	20	7,304		32	1,381

North America Retail

Fertilizers	366	265	101	28					386	278	108	28

Chemicals	361	266	95	26					336	245	91	27

Other products and services	122	62	60	49					109	51	58	53

	849	593	256	30					831	574	257	31

South America Wholesale

Nitrogen	61	26	35	57	517		68	61	68	41	27	40	508		53	32

Other products and services	3	2	1	33					3	2	1	33

	64	28	36	56					71	43	28	39

South America Retail

Fertilizers	53	31	22	42					57	38	19	33

Other products and services	27	19	8	30					26	20	6	23

	80	50	30	38					83	58	25	30

Other	(82)	(83)	1	(1)					(82)	(84)	2	(2)

Total	2,083	1,564	519	25					2,063	1,516	547	27

(a) 000s of tonnes

NET SALES AND GROSS PROFIT BY MARKET DESTINATION (millions of U.S. dollars, except margin per tonne amounts, ratios and sales tonnes)
	2002								2001

	Net	Cost of	Gross	Gross	Sales		Margin		Net	Cost of	Gross	Gross	Sales		Margin
	Sales	Sales	Profit	Profit (% )	Tonnes (a	)	($/Tonne )		Sales	Sales	Profit	Profit (% )	Tonnes (a	)	($/Tonne )

North America

Nitrogen	567	516	51	9	3,786		13		606	494	112	18	3,295		34

Phosphate	239	202	37	15	1,129		33		179	173	6	3	869		7

Potash	118	74	44	37	1,110		40		98	64	34	35	887		38

Sulphate and other products	55	28	27	49	317		–		60	41	19	32	358		–

North America Retail	849	593	256	30	–		–		831	574	257	31	–		–

Other	(78)	(79)	1	(1)	–		–		(74)	(76)	2	(3)	–		–

	1,750	1,334	416	24	6,342		–		1,700	1,270	430	25	5,409		–

International

Nitrogen	206	159	47	23	1,890		25		239	174	65	27	1,863		35

Potash	40	17	23	58	488		47		40	16	24	60	470		51

Sulphate and other products	11	8	3	27	80		–		9	6	3	33	70		–

South America Retail	80	50	30	38	–		–		83	58	25	30	–		–

Other	(4)	(4)	–	–	–		–		(8)	(8)	–	–	–		–

	333	230	103	31	2,458		–		363	246	117	32	2,403		–

Total	2,083	1,564	519	25	8,800		–		2,063	1,516	547	27	7,812		–

(a) 000s of tonnes

Performance	Supplementary financial, performance and other data	Page 92

KEY RATIOS (millions of U.S. dollars, except per share amounts and ratios)

	2003	2002	2001	2000	1999

Data

Net sales	2,499	2,083	2,063	1,873	1,716

EBITDA	396	212	172	270	224

EBIT	21	64	31	163	131

Interest	63	68	74	37	37

Net earnings (loss)	(21)	–	(45)	82	62

Cash flow from operations	189	224	87	256	160

Working capital	417	318	123	9	174

Total assets	2,273	2,191	2,398	2,385	1,974

Total debt (bank indebtedness + long-term debt)	735	762	980	816	677

Shareholders’ equity	821	764	743	868	753

Enterprise value	2,609	2,078	2,148	2,641	1,503

Average shares outstanding – basic	126	123	115	112	113

Year-end shares outstanding	127	126	115	115	112

Year-end shares outstanding – diluted	127	126	115	132	133

Closing share price U.S.	16.46	11.31	10.60	14.63	7.88

Number of employees	4,667	4,829	4,988	4,958	4,536

North America Wholesale	1,985	2,104	2,230	2,208	1,765

North America Retail	2,229	2,202	2,206	2,271	2,347

Corporate	250	267	263	234	218

South America	203	256	289	245	206

Value Ratios (:1 except per share amounts)

EBITDA per share	3.14	1.72	1.50	2.41	1.98

Price to earnings ratio (P/E)	–	–	–	23	17

Price to cash flow (P/CF)	11	6	14	6	6

Enterprise value to EBITDA	7	10	12	10	7

Price to book value	3.5	2.6	2.3	2.6	1.5

Shareholders’ equity to total assets	0.4	0.4	0.3	0.4	0.4

Book value per common share	4.75	4.31	4.54	5.63	5.20

Liquidity Ratios

Quick ratio	1.1	0.9	0.5	0.5	0.8

Current ratio	1.8	1.9	1.2	1.0	1.4

Working capital to sales	0.2	0.2	0.1	0.0	0.1

Sales to total assets	1.1	1.0	0.9	0.8	0.9

Total asset turnover	1.1	0.9	0.9	0.9	0.9

Profitability Ratios

Return on average invested capital (%)	1	3	0	7	7

Return on average common shareholders’ equity (%)	(5)	(2)	(10)	12	10

Debt Ratios (:1 except percentages)

Debt-to-debt plus equity (%)	47	50	57	48	47

EBIT interest coverage	0.3	0.9	0.4	4.4	3.5

EBITDA interest coverage	6.3	3.1	2.3	7.3	6.1

DEFINITIONS

Quick ratio	=	current asset – inventories current liabilities

Return on average common shareholders’ equity	=	net income (loss) – preferred security charges average common shareholders’ equity

EBIT interest coverage	=	EBIT interest expense

EBITA interest coverage	=	EBITDA interest expense

Enterprise value	=	(total debt at book value, excluding preferred shares – cash) + (diluted shares outstanding × closing share price)

Current ratio	=	current assets current liabilities

EBIT	=	earnings (loss) before interest expense and income taxes

EBITDA	=	earnings (loss) before interest expense, income taxes, depreciation, amortization and asset impairment

Debt-to-debt-plus-equity	=	long-term debt + bank indebtedness long-term debt + shareholders’ equity + bank indebtedness

Return on average invested capital	=	EBIT after income taxes average invested capital

Capital stock and trading history	Supplementary financial, performance and other data	Page 93

COMMON SHARE DATA (millions, except per share amounts and where otherwise noted)

	Q1	Q2	Q3	Q4	2003	2002	2001	2000	1999

Basic earnings (loss) per share	(0.07)	0.53	0.18	(0.89)	(0.25)	(0.08)	(0.49)	0.65	0.47

Diluted earnings (loss) per share	(0.07)	0.47	0.17	(0.89)	(0.25)	(0.08)	(0.49)	0.62	0.46

Weighted average common shares outstanding	126	126	126	126	126	123	115	112	113

Period end common shares outstanding	126	126	126	127	127	126	115	115	112

Weighted average diluted shares outstanding	126	147	146	126	126	123	115	132	133

Period end diluted shares outstanding	126	147	145	127	127	126	115	134	134

Canadian trading volume	27	28	23	44	122	105	91	90	66

U.S. trading volume	18	23	21	27	89	75	77	40	38

Total trading volume	45	51	44	71	211	180	168	130	104

Average share price C$	16.04	15.76	16.17	19.99	17.00	15.40	17.18	14.29	13.28

Closing share price C$	15.75	14.75	17.17	21.39	21.39	17.70	16.85	21.65	11.20

High share price C$	18.18	16.90	17.90	21.47	21.47	17.85	21.00	21.95	15.75

Low share price C$	14.35	14.28	14.62	16.88	14.28	12.66	14.00	10.00	11.20

Market capitalization C$	1,985	1,859	2,163	2,717	2,717	2,230	1,938	2,490	1,254

Average share price U.S.$	10.63	11.28	11.72	15.14	12.21	9.81	11.11	9.62	8.93

Closing share price U.S.$	10.75	10.96	12.56	16.46	16.46	11.31	10.60	14.63	7.88

High share price U.S.$	11.65	12.21	13.10	16.48	16.48	11.42	13.94	14.69	10.63

Low share price U.S.$	9.54	10.57	10.62	12.50	9.54	8.02	9.00	6.75	7.50

Market capitalization U.S.$	1,355	1,381	1,593	2,090	2,090	1,425	1,219	1,682	883

Dividends per share U.S.$	0.0¢	5.5¢	0.0¢	5.5¢	11¢	11¢	11¢	11¢	11¢

DEBT RATING

	Senior Unsecured	Preferred
as at December 31, 2003	Notes and Debentures	Security

Moody’s Investors Service	Baa2	Baa3

Dominion Bond Rating Service	BBB	Pfd – 3Y

Standard & Poor’s	BBB	BB+

General information	Supplementary financial, performance and other data	Page 94

ANNUAL PRODUCTION CAPACITY BY PRODUCT GROUP (000s of tonnes)

	Nitrogen	Phosphate	Potash	Sulphate	Micronutrients

Borger, Texas	442

Carseland, Alberta	860

Conda, Idaho		590

Ft. Saskatchewan, Alberta	650

Homestead, Nebraska	190

Joffre, Alberta	480

Kenai, Alaska	1,740

Kennewick, Washington	545

Profertil, Argentina (a)	585

Redwater, Alberta	1,365	680		300

Reese, Michigan					27

Standard/Granum, Alberta	120

Vanscoy, Saskatchewan			1,790

West Sacramento, California	185

Total	7,162	1,270	1,790	300	27

(a)	Represents 50% Profertil S.A. production

NUTRIENT TONNES

Metric tonne	2204.6 pounds or 1,000 kilograms, used for offshore sales.

Nutrient tonne	Measures the nutrient content of potassium, phosphate and nitrogen nutrients; consists of Nitrogen N tonnes, Phosphate P2O5 tonnes and Potash K2O tonnes.

Product tonne	Standard measure of the weights of all types of nitrogen, phosphate and potash products.

PRODUCTION FACTORS

Ammonia (82% N)	production of 1 tonne of ammonia requires:

	■	32-38 MMBtu of natural gas

Urea (46% N)	production of 1 tonne of urea requires:

	■	0.58 tonnes of ammonia

	■	0.76 tonnes of carbon dioxide

Ammonium Nitrate (34% N)	production of 1 tonne of 34% N ammonium nitrate requires:

	■	0.21 tonnes of ammonia

	■	0.78 tonnes of nitric acid

1 tonne of nitric acid requires:

0.226 tonnes of ammonia

UAN (32% N)	production of 1 tonne of UAN requires:

	■	0.44 tonnes of ammonium nitrate

	■	0.35 tonnes of urea

MAP (monoammonium phosphate)	production of 1 tonne of MAP requires:

	■	0.15 tonnes of ammonia

	■	1.35 tonnes of 40% P2O5 phosphoric acid

1 tonne of 40% P2O5 acid requires:

1.32 tonnes of phosphate rock

1.12 tonnes of sulphuric acid